Exhibit 99.1

Alpha Energy, Inc. Files 10Q Reporting First Operational Revenues During Q3 2022

Company Validates Business Model for Acquiring and Developing Existing Production and New O&G Leasing Opportunities

GOLDEN, Colo., Dec. 14, 2022 – Alpha Energy, Inc. (OTC Pink:APHE), a Golden, Colorado -based independent energy company, today announced its operating results reported in its recently filed Form 10Q for the quarter ended September 30, 2022. The filing represents an important milestone for the Company, the generation of revenues of note derived from the first sales of crude oil and gas.

The Company envisions itself as a new pioneer in clean oil and gas exploration and production. Alpha’s strategy is to leverage its team of seasoned oil and gas experts, coupled with advanced recovery methods and new technology, to identify, acquire and develop shallow recoverable oil and gas reserves from existing well bores.

This approach enables Alpha to identify prospects that can be cost-effectively reworked and/or recompleted with limited capital exposure, providing upside drilling and revenue opportunities. The Company’s target properties have generally been overlooked or are too small for larger companies yet offer valuable crude oil and gas reserves with tremendous upside revenue potential.

While previously a pre-revenue development stage exploration and production company, Alpha has recently transitioned to a functional hydrocarbon producer. Most significantly, the Company has proven its model with the production of first revenues from operations.

For the 9-month period ending September 30, 2022, the company was able to generate $144,139 in revenues through the sales of crude oil and gas during the third quarter period from just seven well bores out of the 34 acquired earlier in the year as part of the Logan 1 Project in the Cherokee Platform region of Central Oklahoma.

The Company plans to bring online many of the remaining well bores in Logan 1 in addition to conducting ongoing diligence on new bores and locations, with a goal of scaling operations. Doing so offers the potential for significantly increased production in future periods. Revenues from production will continue to be dependent on prevailing market prices.

According to Jay Leaver, Alpha’s President, “Alpha is moving forward on its business plan systematically. We became a bonded and insured Operator in the state of Oklahoma and closed on our first project in March 2022. Since then, we have been developing the field, establishing relationships with local vendors and landowners, and deploying our oil and gas accounting system. Now that everything is running smoothly we look forward to taking the next steps in the process by selecting additional producing oil and gas properties for acquisition. Once revenues are sufficient we will expand our management team and other personnel, then concentrate on vaulting forward with new projects under review such as Battlewagon (Texas) and Rayado (New Mexico).”

To learn more about the Alpha Energy approach or if you have question, please contact us at 800-819-0604 or info@alpha-energy.us.

About Alpha Energy Inc.:
Alpha Energy Inc., is a Golden, Colorado -based exploration and production company focused on oil and natural gas. Alpha seeks to acquire and profitably operate existing reserves and oil and gas properties. The Company envisions itself as a new pioneer and steward in clean oil and gas exploration, with a goal of maintaining high standards of environmental compliance and awareness, as well as responsibly serving local communities and the people who work in all levels of the industry. Alpha hopes to provide a solution to the reserve lending crisis that decimated the industry – the “New” approach to small-scale oil and gas production that collectively helps fulfill the strategic energy needs of the U.S.

Media Contact:
Andrew Guzzetti
email address
aguzzetti@alpha-energy.us

Safe Harbor

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intent,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, prevailing energy prices, reserves, operations, depletion, and laws, rules and regulations which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

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